Exhibit 99.1

ADMA Biologics Receives $5M Tranche from Hercules Technology Growth Capital

Achieves Key Milestone – Positive Phase III Primary Endpoint

RAMSEY, N.J. – December 15, 2014 – ADMA Biologics, Inc. (NASDAQ: ADMA), a late-stage biopharmaceutical company that develops, manufactures, and intends to market specialty plasma-based biologics for the treatment and prevention of certain infectious diseases, today announced that it has received a $5 million tranche from Hercules Technology Growth Capital, Inc. (NYSE:HTGC), the  leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets.  The $5 million was based upon ADMA achieving clinical endpoints of a Phase III clinical study of RI-002 as a treatment for Primary Immunodeficiency Disease (PIDD), under its existing loan and security agreement.

“We are very pleased to have achieved this key, positive Phase III milestone.  We have enjoyed working with the Hercules team, and receiving this additional $5 million will further strengthen our current cash position.  This funding will supplement and enhance our commercialization planning, plasma inventory build-up and will allow for the initiation of staffing for our commercial infrastructure,” stated Adam Grossman, President & CEO.

About ADMA Biologics, Inc.

ADMA is a late stage biopharmaceutical company that develops, manufactures, and intends to market specialty plasma-based biologics for the treatment and prevention of certain infectious diseases. ADMA’s mission is to develop and commercialize plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases. The target patient populations include immune-compromised individuals who suffer from an underlying immune deficiency disease or who may be immune-compromised for medical reasons. For more information, please visit the Company’s website at www.admabiologics.com.

About ADMA’s lead product candidate RI-002

ADMA’s lead product candidate, RI-002 is a specialty plasma-derived, polyclonal, Intravenous Immune Globulin, or IGIV, derived from human plasma containing naturally occurring polyclonal antibodies (e.g., Streptococcus pneumoniae, H. influenza type B, Cytomegalovirus (CMV), measles, tetanus, etc.) as well as standardized, high levels of antibodies to respiratory syncytial virus (RSV). ADMA is pursuing an indication for the use of this specialty IGIV product for treatment of patients diagnosed with primary immune deficiency diseases, or PIDD. Polyclonal antibodies are the primary active component of IGIV products. Polyclonal antibodies are proteins that are used by the body’s immune system to neutralize microbes, such as bacteria and viruses. Preliminary review indicates that the polyclonal antibodies that are present in RI-002 support the ability of this product to prevent infections in immune-compromised patients. Preliminary analysis demonstrated that the Phase III trial has met the primary endpoint with no serious bacterial infections (SBI) reported. These results are well below the requirement specified by FDA guidance of < 1 SBI per patient-year.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy and renewable technology, at all stages of development. Since inception (December 2003), Hercules has committed more than $4.6 billion to over 300 companies and is a lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward looking statements.” Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “target,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include, but are not limited to, statements concerning timing of availability of final data, possible characteristics of RI-002, acceptability of RI-002 for any purpose, results relating to secondary endpoints, final data relating to RI-002, likelihood and timing of FDA action with respect to any further filings by the Company, results of the clinical development, the availability of data, the reporting of data, regulatory processes, potential clinical trial initiations, potential investigational new product applications, biologics license applications, expansion plans, the achievement of clinical and regulatory milestones, commercialization efforts of the Company's product candidate(s) and trends relating to demand for source plasma. Forward-looking statements are subject to many risks and uncertainties that could cause our actual results and the timing of certain events to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks listed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the U.S. Securities and Exchange Commission on March 28, 2014 and our other filings with the U.S. Securities and Exchange Commission including, among other things, risks as to whether any final or secondary data will, if and when available, be encouraging, positive or will otherwise lead to an effective or approved product, whether we will be able to demonstrate efficacy or gain necessary approvals to market and commercialize any product, whether the FDA will accept our data, permit us to submit a BLA, grant a license, or approve RI-002 for marketing, whether we will meet any of our clinical or regulatory milestones, develop any new products or expand existing ones, receive FDA approval of our new facility, changes in regional and worldwide supply and demand for source plasma, whether we will be able to attract sufficient donors and operate the new facility effectively or profitably, whether we can sell our plasma in the marketplace at prices that will lead to adequate amounts of revenue, whether we will be able to sustain the listing of our common stock on the NASDAQ Capital Market and whether we will meet any timing targets expressed by the Company.  Therefore, current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent to the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by ADMA or any other person that the objectives and plans of ADMA will be achieved in any specified time frame, if at all. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward looking statements or to announce revisions to any of the forward-looking statements.

Contact:
Brian Lenz
Vice President and Chief Financial Officer
201-478-5552
www.admabiologics.com